Exhibit 99.1


                       California Pizza Kitchen Announces
                Financial Results for the First Quarter of 2006


    LOS ANGELES--(BUSINESS WIRE)--May 9, 2006--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported revenues and net income for the first quarter ended April 2, 2006. Highlights for the first quarter of 2006 relative to the same quarter a year ago were as follows:

    --  Total revenues up approximately 17.6% to $129.7 million

    --  Comparable restaurant sales increase of 6.4%

    -- Net income of $4.6 million, or $0.23 per diluted share, including the effects of stock-based compensation expense

    -- Net income of $5.6 million, or $0.27 per diluted share, excluding the effects of stock-based compensation expense

    Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "We were very pleased with our first quarter comparable restaurant sales results as they not only exceeded our original estimate but also lapped a demanding 9.3% comparison from the year before. This was due to a strong combination of higher guest counts, new menu item sales and solid gift card redemptions for the period. Additionally, we were pleased with our operating margin expansion for the period which remains a focal point for profitability going forward. With the 2004 and 2005 transitional initiatives behind us, we look forward to creating even greater sales leverage at all of our restaurants as we focus on full service development."
    Average weekly sales for the Company's 153 full service restaurants increased 4.8% to $63,293 for the first quarter of 2006 compared to $60,382 for the same quarter last year.
    Rosenfield and Flax continued, "Our core full service development will continue to be the growth engine for California Pizza Kitchen. However, in the second quarter we will begin giving significant personal attention to our CPK ASAP fast-casual concept. With this focus, we believe we can refine the concept in addition to improving underlying unit economics replicating our success turning around our full service Classes of 2002 and 2003. With CPK full service, CPK ASAP and ultimately LA Food Show, we believe CPK has a powerful trio of brands. Over the long run, we are confident that we can capitalize on our positioning in each market segment and drive stockholder value."
    During the first quarter of 2006 the Company opened two new full service restaurants in Northridge, CA and Norfolk, VA.
    For the second quarter of 2006, the Company expects to add two new full service restaurants and one new ASAP. These openings, together with comparable restaurant sales of 4.0% to 5.0%, are expected to result in earnings per diluted share of $0.28 to $0.29 including stock-based compensation expense and the impact of the October 6, 2005 lease accounting pronouncement.
    The Company will hold a conference call today at approximately 5:00 pm EDT to discuss first quarter 2006 results. A webcast of the conference call can be accessed at www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.83. As of May 9, 2006 the Company operates, licenses or franchises 192 restaurants, of which 160 are company-owned and 32 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.
    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.
    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


     Selected Unaudited Consolidated Financial and Operating Data
   (Dollars in thousands, except for per share and operating data)

                                                     Quarter Ended
                                                   April 2,  April 3,
                                                     2006      2005
                                                   --------- ---------
Statement of Income:

Revenues:
  Restaurant sales                                 $128,518  $109,418
  Franchise and other revenues                        1,180       900
                                                   --------- ---------
    Total revenues                                  129,698   110,318

Costs and expenses:
  Food, beverage and paper supplies                  32,168    26,957
  Labor (1)                                          47,627    41,115
  Direct operating and occupancy                     25,294    21,976
                                                   --------- ---------
    Cost of sales                                   105,089    90,048

  General and administrative (2)                     10,355     7,509
  Depreciation and amortization                       6,971     5,578
  Pre-opening costs                                     633     1,101

                                                   --------- ---------
  Total costs and expenses                          123,048   104,236

Operating income                                      6,650     6,082

Other income (expense):
  Interest income                                       224       195
  Equity in net loss of unconsolidated joint
   venture                                                -       (21)
                                                   --------- ---------
    Total other income                                  224       174
                                                   --------- ---------

Income before income tax provision                    6,874     6,256
Income tax provision                                  2,268     1,985
                                                   --------- ---------
Net income                                           $4,606    $4,271
                                                   ========= =========

Net income per common share:
  Basic                                               $0.23     $0.22
  Diluted                                             $0.23     $0.22

Shares used in computing net income per common share (in thousands):

  Basic                                              19,680    19,280
  Diluted                                            20,290    19,596

Operating Data:
Restaurants open at end of period                       190       175
Company-owned full service restaurants open at end
 of period                                              153       141
Average weekly company-owned full service
 restaurant sales                                   $63,293   $60,382
18 month comparable company-owned restaurant sales
 increase                                               6.4%      9.3%

--------------------------------------------------

(1) Labor expense for the quarter ended April 2, 2006 includes approximately $230,000 of stock-based compensation compared to none in the quarter ended April 3, 2005.
(2) General and administrative expense for the quarter ended April 2, 2006 includes approximately $1.2 million of stock-based compensation compared to none in the quarter ended April 3, 2005.


                                                      Quarter Ended
                                                    April 2,  April 3,
                                                     2006      2005
                                                    --------  --------
Statement of Income Percentages (1):

Revenues:
  Restaurant sales                                     99.1%     99.2%
  Franchise and other revenues                          0.9%      0.8%
                                                    --------  --------
    Total revenues                                    100.0%    100.0%

Costs and expenses:
  Food, beverage and paper supplies                    25.0%     24.6%
  Labor (2)                                            37.1%     37.6%
  Direct operating and occupancy                       19.7%     20.1%
                                                    --------  --------
    Cost of sales                                      81.8%     82.3%

  General and administrative (3)                        8.0%      6.8%
  Depreciation and amortization                         5.4%      5.1%
  Pre-opening costs                                     0.5%      1.0%

                                                    --------  --------
  Total costs and expenses                             94.9%     94.5%

Operating income                                        5.1%      5.5%

Other income (expense):
  Interest income                                       0.2%      0.2%
  Equity in net loss of unconsolidated joint
   venture                                              0.0%      0.0%
                                                    --------  --------
    Total other income                                  0.2%      0.2%
                                                    --------  --------

Income before income tax provision                      5.3%      5.7%
Income tax provision                                    1.7%      1.8%
                                                    --------  --------
Net income                                              3.6%      3.9%
                                                    ========  ========

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.
(2) Labor percentage includes approximately 20 basis points of stock-based compensation for the quarter ended April 2, 2006 compared to none in the quarter ended April 3, 2005.
(3) General and administrative percentage includes approximately 90 basis points of stock-based compensation for the quarter ended April 2, 2006 compared to none in the quarter ended April 3, 2005.


           Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)

        Selected Consolidated Balance    April 2,   January 1,
         Sheet Information                  2006       2006
                                        ----------------------

        Cash and cash equivalents         $10,293     $11,272
        Marketable securities              11,413      11,408
        Total assets                      275,198     274,254
        Stockholders' equity              202,646     197,336


                    California Pizza Kitchen, Inc.
                            Units Summary

                               Total                           Total
                              Units at                        Units at
                             ----------                       --------
First Quarter 2006           January 1,                       April 2,
                                2006   Opened Acquired Closed   2006
----------------------------------------------------------------------
Company-owned full service
 domestic                          151      2        -      -     153
Company-owned ASAP domestic          5      -        -      -       5
Company-owned LA Food Show           1      -        -      -       1
Franchised domestic                 19      -        -      -      19
Franchised international            12      -        -      -      12
                             -----------------------------------------
Total                              188      2        -      -     190
                             =========================================


                    California Pizza Kitchen, Inc.
                       Supplemental Information

                                                            Cost of
                              Weekly   (,000)    (,000)     Sales as a
                       # of   Sales  Restaurant Cost of    Percentage
First Quarter 2006    Stores Average   Sales    Sales (1)   of Sales
----------------------------------------------------------------------

Full Service Restaurants
Q1, 2006                153  63,293    125,492  102,325      81.5%
Q1, 2005                141  60,382    107,989   88,742      82.2%
Year over year change           4.8%      16.2%    15.3%       70  bps

ASAP Restaurants
Q1, 2006                  5  31,309      2,035    1,849      90.9%
Q1, 2005                  4  27,479      1,429    1,306      91.4%
Year over year change          13.9%      42.4%    41.6%       50  bps

LA Food Show
Q1, 2006                  1  76,240        991      915      92.3%

Total restaurants
Q1, 2006                159  62,366    128,518  105,089 (2)  81.8%
Q1, 2005                145  59,452    109,418   90,048      82.3%
Year over year change           4.9%      17.5%    16.7%       50  bps

(1) Cost of sales includes food, beverage and paper supplies, labor, and direct operating and occupancy costs.
(2) Cost of sales includes approximately $230,000, or 20 basis points, of stock-based compensation in the first quarter of 2006 compared to none in the first quarter of 2005.


    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Sarah Grover (media)
             Sue Collyns (investors)